AGREEMENT OF SALE AND PURCHASE
                         ------------------------------

                  SUN LIFE ASSURANCE COMPANY OF CANADA (SELLER)

                                        &

                      POLO RALPH LAUREN CORPORATION (BUYER)

                         PROPERTY: 4100 BEECHWOOD COURT
                                   GREENSBORO
                                   GUILFORD COUNTY, NC

                          EFFECTIVE DATE: JULY 22, 1998


EXHIBITS:
"A" - LEGAL DESCRIPTION
"B" - ESCROW AGREEMENT
"C" - FIRPTA ESCROW AGREEMENT

CONTENTS                                                                   PAGE

1.         Agreement to Sell and Purchase.....................................1
2.         Purchase Price.....................................................1
3.         Settlement.........................................................2
4.         Condition of Title.................................................2
5.         Representations and Warranties of Seller...........................2
6.         Representations and Warranties of Buyer............................5
7.         Conditions of Buyer's Obligations..................................5
8.         Condition of Seller's Obligations..................................7
9.         FIRPTA Withholding.................................................7
10.        Possession.........................................................7
11.        Apportionment; Taxes...............................................8
12.        Condemnation.......................................................8
13.        Default by Buyer...................................................8
14.        Default by Seller..................................................8
15.        Risk of Loss.......................................................8
16.        Brokerage..........................................................9
17.        Operation of the Property Prior to Settlement......................9
18.        Notice.............................................................9
19.        Further Assurances................................................10
20.        Miscellaneous.....................................................10
21.        Execution.........................................................11

                         AGREEMENT OF SALE AND PURCHASE
                         ------------------------------

      THIS AGREEMENT OF SALE AND PURCHASE ("Agreement") is made this 22nd day of JULY, 1998, between SUN LIFE ASSURANCE COMPANY OF CANADA, a federally chartered Canadian insurance company, having an address at One Sun Life Executive Park, Wellesley Hills, MA 02481, ("Seller") and POLO RALPH LAUREN CORPORATION, a Delaware corporation having an address at 650 Madison Avenue, New York, New York 10022, or its assignee or nominee ("Buyer"). This Agreement shall be effective as of the date (the "Effective Date") on which Buyer and Seller complete the execution of this Agreement and the Escrow Agreement (as defined below).

      In consideration of the covenants and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. AGREEMENT TO SELL AND PURCHASE. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms and conditions of this Agreement, that certain tract of land known as 4100 Beechwood Drive, Greensboro, NC 27410, located in Guilford County, North Carolina, as more fully described by metes and bounds in the legal description attached hereto as EXHIBIT "A," together with all right, title and interest of Seller in and to any land lying in the bed of any highway, street, road or avenue, opened or proposed, in front of or abutting or adjoining such tract or piece of land and any easements and appurtenances pertaining thereto (the "Real Property") and all the buildings and other improvements situated thereon, including all of Seller's interest in any fixtures, equipment, appliances and other personal property (if any) attached or appurtenant to, located in or on, or used in connection with the Real Property (the "Personal Property") [the Real Property and the Personal Property are jointly called the "Property"].

      2. PURCHASE PRICE. The purchase price for the Property is SIXTEEN MILLION AND NO/100 DOLLARS ($16,000,000.00) (the "Purchase Price"), payable as follows:

            (a) ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) (the "Deposit") by wire transfer to Chicago Title Insurance Company ("Escrow Agent"), which wire transfer shall be delivered to Escrow Agent within twenty-four (24) hours following the Effective Date. The Deposit shall be held in an interest bearing, federally insured account by Escrow Agent in accordance with the Escrow Agreement attached hereto as EXHIBIT "B" (the "Escrow Agreement") and this Agreement pending consummation of this transaction. Any interest earned on the Deposit shall be paid to Buyer unless Seller shall be entitled to the Deposit by reason of a default by Buyer, in which case such interest shall be paid to Seller. Buyer's Federal Tax I.D. Number is 13-2622036; Seller's Federal Tax I.D. Number is 38-1082080.

            (b) The balance of the Purchase Price shall be paid to Seller at Settlement (as defined below), minus any withholding required to comply with
Section 1445 of the Internal

Revenue Code as more specifically set forth in Paragraph 9 below, in cash by wire transfer of immediately available federal funds, by certified check or by plain check of any title insurance company approved by Seller and Buyer.

      3. SETTLEMENT. Settlement shall be held on August 19, 1998, or on such earlier date as Buyer shall designate by at least five (5) days' advance written notice to Seller, at Buyer's attorney's office at 300 North Greene Street, Suite 1400, Greensboro, North Carolina 27401, at 10:00 a.m. ("Settlement"). It is agreed that the time of Settlement and the obligation of Seller to deliver the general warranty deed at Settlement are of the essence of this Agreement.

      4. CONDITION OF TITLE.

            (a) Title to the Property shall be good and marketable (i) free and clear of all liens, restrictions, easements, encumbrances, claims or liens by contractors, subcontractors, mechanics and materialmen, leases, financing statements or other personal property liens or encumbrances and other title objections, other than any of the foregoing created, allowed or caused by Buyer, its employees, contractors or agents and routine utility easements which will not adversely affect Buyer's intended use of the Property and such title exceptions as may be approved by Buyer prior to the expiration of the Due Diligence Period (a "Title Matter"); (ii) affirmatively insured as contiguous with no gaps or gores; (iii) affirmatively insured as having legal, direct access to a public street; and (iv) insurable as aforesaid at ordinary rates by a title insurance company selected by Buyer at Buyer's expense.

            (b) If Buyer provides Seller written objection to any Title Matter prior to the expiration of the Due Diligence Period, or if any new Title Matter is created or occurs following the expiration of the Due Diligence Period but prior to the Settlement, and Buyer provides Seller written objection to such new Title Matter, Seller shall elect either to cure such matter or not to cure such matter, and communicate its decision by written notice to Buyer sent within ten
(10) days following Buyer's notice to Seller. Seller's failure to notify Buyer shall be deemed to be Seller's election not to cure. If Seller elects to cure such Title Matter, Seller must complete such cure prior to the Settlement, provided that Seller shall have the unilateral right to extend the date of Settlement for an additional period of time (not to exceed twenty (20) days) to accomplish such cure. If Seller elects not to cure, Buyer may elect to proceed to close the sale on the date of Settlement (without any reduction to the Purchase Price), and be deemed to have accepted such Title Matter in all respects, or may elect to terminate this Agreement and receive the return of its Deposit, plus accrued interest. The acceptance of a deed from Seller shall be conclusive proof that Buyer has accepted the title to the Property as it existed on the date of Settlement.

      5. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller, to induce Buyer to enter into this Agreement and to complete the sale and purchase of the Property hereunder, represents, warrants and covenants to Buyer as follows:

            (a) Seller has no knowledge of, and has received no written notice from, any governmental authority requiring any work, repairs, construction, alterations or installations on or in connection with the Property, or asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Property, including, without limitation, the Americans with Disabilities Act and any applicable environmental laws or regulations. There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller or the Property or any portion thereof relating to or arising out of the ownership of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

            (b) To the best of Seller's knowledge, Seller has received no written notice of assessments or charges for any public improvements that have been made against the Property which remain unpaid, and Seller has no knowledge of any plans for improvements by any governmental or quasi-governmental authority which might result in a special assessment against the Property. Provided Settlement is completed hereunder, Buyer will be responsible for payment of assessments or notices of assessments for any public improvement made after the Effective Date.

            (c) To the best of Seller's knowledge, the Property has been duly subdivided in accordance with all applicable laws and constitutes an independent tract of land for all applicable zoning, subdivision and taxation purposes.

            (d) To the best of Seller's knowledge, Seller has received no notice from any insurance company which has issued a policy with respect to the Property or by any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies or requesting the performance of any repairs, alterations or other work.

            (e) To the best of Seller's knowledge, all certificates of occupancy necessary for operation of the Property, as presently conducted, have been issued by all authorities having jurisdiction thereof and all such certificates of occupancy are in full force and effect. Seller has not received any written notice of suspension or cancellation of any certificates of occupancy. To the best of Seller's knowledge there is no defective condition, structural or otherwise, in the buildings or other improvements on the Property, or in the buildings' roof, heating, air conditioning, mechanical, plumbing or electrical systems and equipment.

            (f) To the best of Seller's knowledge, there has been no release of any "Hazardous Substances" (as hereinafter defined) on the Property during Seller's ownership of the Property, and Seller has received no written notice of any pending or threatened proceedings or claims involving the presence of "Hazardous Substances" on the Property. By its execution hereof, Buyer acknowledges that it has occupied the Property as a tenant during the period of Seller's ownership, and that Seller's representations contained in this subparagraph (f) are based on Buyer's assurances (whether in its capacity as tenant or otherwise) that it (for itself, its employees and agents) is likewise not aware of any of the foregoing. For purposes of this Agreement, the term "Hazardous Substances" shall mean those substances or materials regulated under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. and implementing regulations.

            (g) To the best of Seller's knowledge, there are no management, employment, service, equipment, supply, maintenance, water, sewer, or other utility or concession agreements or agreements with municipalities (including improvement or development escrows or bonds) with respect to or affecting the Property which will burden the Property or Buyer after Settlement in any manner whatsoever, except for instruments of record.

            (h) Seller holds fee simple title to the Property. Seller is a duly existing corporation and has full legal right and all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transaction contemplated hereby have been duly and effectively authorized by the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

            (i) Seller has entered into no leases, whether oral or written, agreements of sale, options, tenancies, licenses or any other claims to possession affecting the Property other than the lease (the "Lease") between Buyer, as tenant, and Haskell Realty Developers Ltd. IV ("Haskell"), dated December 28, 1989, which Lease was assigned to Seller, as landlord, pursuant to the Lease Assignment and Assumption Agreement between Haskell and Seller, dated March 27,1995. To the best of Seller's knowledge, no other party has any right or option to acquire the Property or any portion thereof.

            (j) No representation, statement or warranty by Seller contained in this Agreement or in any exhibit attached hereto contains or will contain any untrue statements or omits or will omit a material fact necessary to make the statement of fact therein recited not misleading. If, after Seller's execution hereof, any event occurs or condition exists which renders any of the representations contained herein untrue or misleading, Seller shall promptly notify Buyer.

            (k) To the best of Seller's knowledge, there are no proceedings pending or threatened by or against Seller in bankruptcy, insolvency or reorganization in any state or federal court.

            (l) Seller and Buyer acknowledge that, during the entire period of Seller's ownership of the Property, Buyer has been in possession of the Property pursuant to the Lease. Furthermore, Seller and Buyer acknowledge that, pursuant to the Lease, Buyer was charged with certain responsibilities in connection with its occupancy of the Property. Accordingly, Seller's representations and warranties in subparagraphs 5(d), 5(e) and 5(g) are limited to matters which are not within the scope of Buyer's obligations under the Lease.

            (m) For purposes of this Agreement, the term " knowledge," or similar words or phrases, shall mean only the actual knowledge of Thomas Pedulla, George Collins, Pete Lash or Donnie Robinson, which are the Seller's representatives who would possess any knowledge possessed by the Seller regarding the Property, and shall not include the knowledge of Buyer or any other tenant of the Property.

      6. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer, to induce Seller to enter into this Agreement and to complete the sale and purchase of the Property hereunder, represents, warrants and covenants to Seller that Buyer is a duly existing Delaware corporation and has the full legal right and all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transaction contemplated hereby have been duly and effectively authorized by the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

      7. CONDITIONS OF BUYER'S OBLIGATIONS. The obligation of Buyer under this Agreement to purchase the Property from Seller is subject to the satisfaction at Settlement of each of the following conditions (any one of which may be waived in whole or in part by Buyer at or prior to Settlement):

            (a) All of the representations and warranties by Seller set forth in this Agreement shall be true and correct at and as of Settlement in all material respects as though such representations and warranties were made at and as of Settlement, and Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed on its part prior to or as of Settlement.

            (b) Buyer shall have until August 7, 1998 (the "Due Diligence Period") to conduct due diligence investigations and analysis of the Property and all information pertaining to the Property. During the Due Diligence Period, Seller shall make available to Buyer such records and documents relating to the Property as Buyer may reasonably request and which are in Seller's possession. If Buyer, in its sole discretion, determines that it does not desire to acquire the Property, with or without reason, and notifies Seller in writing by 5:00 p.m. on the last day of the Due Diligence Period of its election to terminate this Agreement, the Deposit and all accrued interest shall be returned to Buyer, this Agreement thereupon shall become void and there shall be no further obligation or liability on either of the parties hereto. Failure to provide such notice in a timely manner shall be deemed to be Buyer's affirmative acceptance of the title to and condition of the Property and the improvements thereon. Any condition or matter known to or discovered by Buyer and not disclosed to Seller prior to the expiration of the Due Diligence Period shall be deemed to be accepted by Buyer, notwithstanding any representation, warranty or statement by Seller herein which is or may be inconsistent with such condition or matter.

            (c) Within five (5) days after the Effective Date, Seller shall deliver to Buyer the following if, and only if, such items exist and are in Seller's possession:

                  (i) the latest as-built plans or surveys (the "Survey") of the Property prepared by a registered and licensed surveyor which are in Seller's possession;

                  (ii) copies of the floor plans of all buildings on the Property which are in Seller's possession;

                  (iii) copies of all service contracts, if any, with respect to the Property;

                  (iv) copies of the latest environmental reports with respect to the Property which are in Seller's possession, the prior receipt of which Buyer hereby acknowledges; and,

                  (v) copies of the latest title commitment and title policy with respect to the Property which are in Seller's possession.

            (d) At Settlement, Seller shall deliver to Buyer duly executed originals of the following:

                  (i) A general warranty deed to the Real Property duly executed and acknowledged by Seller and in proper form for recording (the "Deed");

                  (ii) A valid bill of sale for the Personal Property in form and substance mutually and reasonably satisfactory to Buyer and Seller;

                  (iii) An assignment in form and substance mutually and reasonably satisfactory to Seller and Buyer, duly executed by Seller, assigning to Buyer all of Seller's right, title and interest in and to (A) any and all guaranties and warranties, if any, pertaining to the Property; and (B) any permits, licenses, plans, authorizations and approvals relating to ownership, operation or occupancy of the Property.

                  (iv) Originals of the following instruments (or copies if originals are unavailable), all certified by Seller as true and complete to the best knowledge of Seller, if, and only if, such items exist and are in Seller's possession:

                        (A) all certificates of occupancy (and any required governmental approvals in connection with the transfer of the Property), licenses, plans, permits, authorizations and approvals required by law and issued by all governmental authorities having jurisdiction over the Property;

                        (B) all building records in Seller's possession or control with respect to the Property;

                        (C) all assigned guaranties and warranties.

                  (v) An affidavit of title in favor of Buyer and Buyer's title insurer qualified to the best of Seller's knowledge.

                  (vi) A Lease Termination Agreement mutually acceptable to and executed by Seller and Buyer terminating the Lease.

                  (vii) Such other documents as reasonably may be required to consummate this transaction in accordance with this Agreement.

            (e) Seller previously has turned over to Buyer, and Buyer hereby acknowledges the prior receipt of, certain of the following items and materials: bills of current real estate taxes, sewer charges and assessments, water charges and other utilities; keys and combinations to locks at the Property; plans, specifications, as-built drawings, surveys, site plans, equipment manuals, technical data and other documentation relating to the building systems, and any equipment and other personal property forming a part of the Property. Seller hereby represents and warrants that, to the best of Seller's knowledge, all of the items and materials referenced in this paragraph 7(e) in its possession have been delivered to Buyer.

      Unless all the foregoing conditions contained in this Paragraph 7 are satisfied, prior to or at Settlement, Buyer, at its election, may, either (i) terminate this Agreement and have the Deposit refunded together with accrued interest (provided, however, that termination and refund of the Deposit shall not be Buyer's exclusive remedy) or (ii) waive in writing the satisfaction of any such conditions, in which event this Agreement shall be read as if such conditions no longer existed.

      8. CONDITION OF SELLER'S OBLIGATIONS. Seller's obligation to sell and convey the Property under this Agreement shall be conditioned upon the Lease remaining in full force and effect until Settlement has been completed. Termination of the Lease at or as of the date of Settlement shall not relieve Buyer from any liability to Seller arising under the Lease, existing at the time of Settlement or relating to an event occurring prior to the date of Settlement, except Seller will acknowledge as of the date of Settlement (if true in all respects) that all rent and other sums then due under the Lease have been paid.

      9. FIRPTA WITHHOLDING. Seller acknowledges that it is a "foreign person" for purposes of Section 1445 of the Internal Revenue Code (the "Code"), but Seller covenants that it shall file, on a timely basis, for a withholding certificate (the "Withholding Certificate") which will alleviate Buyer's withholding obligation under Section 1445 of the Code on the basis of adequate security provided to the United States Treasury Department by Seller to secure payment of any tax that may be due and payable. In the event that Seller fails to deliver to Buyer the Withholding Certificate prior to or as of Settlement, Buyer shall be entitled to withhold One Million Six Hundred Thousand and No/100 Dollars ($1,600,000.00) from the Purchase Price and to deposit such funds pursuant to the FIRPTA Escrow Agreement in the form attached hereto as Exhibit "C" and take all other steps necessary to comply with the requirements of the Code and Seller and Buyer shall proceed with Settlement as if Seller had obtained the Withholding Certificate.

      10. POSSESSION. Possession of the Property shall be delivered to Buyer at Settlement by delivery of the Deed, free of any leases (other than the Lease) and other claims to or rights of possession pursuant to any agreement entered into by Seller. The Deed shall be prepared by Buyer at Buyer's expense and shall be submitted to Seller for Seller's approval prior to Settlement hereunder.

      11. APPORTIONMENT; TAXES.

            (a) Any prepaid rent paid by Buyer to Seller pursuant to the Lease shall be prorated as of Settlement and any rent paid by Buyer in excess of the rent due Seller as of Settlement shall be a credit against the Purchase Price.

            (b) All realty transfer taxes imposed on or in connection with this transaction shall be paid by Seller at Settlement.

      12. CONDEMNATION. To the best of Seller's knowledge, Seller covenants and warrants that Seller has not heretofore received any written notice of any condemnation proceeding or other proceeding in the nature of eminent domain in connection with the Property. If prior to Settlement any such proceeding is commenced or any change is made, or proposed to be made, to the current means of ingress and egress to the Property or to the roads or driveways adjoining the Property, or to change such ingress or egress or to change the grade thereof, Seller agrees immediately to notify Buyer thereof. Buyer then shall have the right, at Buyer's option, to terminate this Agreement by giving written notice to Seller within ten (10) days after receipt of such notice. If Buyer does not so terminate this Agreement, Buyer shall proceed to Settlement hereunder as if no such proceeding had commenced and will pay Seller the full Purchase Price in accordance with this Agreement, and Seller shall assign to Buyer all of its right, title and interest in and to any compensation for such condemnation.

      13. DEFAULT BY BUYER. If Buyer, without the right to do so and in default of its obligations hereunder, fails to complete Settlement without default by Seller, the Deposit and all accrued interest shall be paid to Seller and Buyer shall pay Seller an additional amount (the "Additional Damages") which shall be the difference obtained by subtracting (i) the amount of the Deposit and accrued interest paid to Seller from, (ii) One Hundred Fifty Thousand and No/100 Dollars ($150,000.00). Such payment of the Deposit, all accrued interest and the Additional Damages to Seller shall be deemed to be liquidated damages for Buyer's default and the receipt of same shall be Seller's exclusive and sole remedy, and Seller hereby waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer. Buyer acknowledges that in the event of Buyer's default, Seller would incur damages which would be difficult to ascertain, and that the liquidated damages provided for in this paragraph represent a reasonable estimate of the damages that Seller would likely incur as a result of Buyer's default.

      14. DEFAULT BY SELLER. If Seller, without the right to do so and in default of its obligations hereunder, fails to complete Settlement without default by Buyer, the Deposit and all accrued interest shall be returned to Buyer. In addition, Buyer may exercise any remedies available to it at law or in equity, including, but not limited to, specific performance.

      15. RISK OF LOSS. Seller shall bear the risk of all loss or damage to the Property from all causes until Settlement. If at any time prior to Settlement any portion of the Property is destroyed or damaged as a result of fire or any other casualty whatsoever, Seller shall promptly give written notice thereof to Buyer and Buyer shall have the right (i) to terminate this

Agreement by written notice to Seller, whereupon Escrow Agent shall return the Deposit (with any accrued interest) to Buyer, and thereafter this Agreement shall be void and neither party shall have any further rights or obligations hereunder; or (ii) to complete Settlement pursuant to this Agreement (without reducing the Purchase Price) and to receive an assignment from Seller of any insurance proceeds paid to Seller as a result of the casualty, less costs incurred obtaining such proceeds. All unpaid claims and rights in connection with any such losses shall be assigned to Buyer at Settlement without in any manner affecting the Purchase Price.

      16. BROKERAGE. Buyer represents and warrants to Seller and Seller represents and warrants to Buyer that each dealt with no broker, agent, finder or other intermediary in connection with this sale and purchase. Seller agrees to indemnify, defend and hold Buyer harmless from and against the claims of any and all brokers and other intermediaries claiming a commission in connection with this sale or the Lease. Buyer agrees to indemnify, defend and hold Seller harmless from and against any broker's claim arising from any breach by Buyer of Buyer's representation and warranty in this paragraph.

      17. OPERATION OF THE PROPERTY PRIOR TO SETTLEMENT. Prior to Settlement:

            (a) Seller promptly shall notify Buyer of Seller's receipt of any written notice from any party alleging that Seller is in default of its obligations under any permit or agreement affecting the Property, or any portion or portions thereof.

            (b) Without the prior written consent of Buyer, no contract for or on behalf of or affecting the Property shall be negotiated or entered into by Seller which cannot be terminated at any time without charge, cost, penalty or premium.

      18. NOTICE. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered (i) in person, (ii) by registered or certified mail, return receipt requested, or (iii) by recognized overnight delivery service providing positive tracking of items (for example, Federal Express) addressed as follows or at such other address of which Seller or Buyer shall have given notice as herein provided:

            IF INTENDED FOR SELLER:

                  SUN LIFE ASSURANCE COMPANY OF CANADA
                  ONE SUN LIFE EXECUTIVE PARK - SC 1307
                  WELLESLEY HILLS, MASSACHUSETTS 02481
                  ATTENTION: THOMAS V. PEDULLA

            WITH A COPY TO:

                  POYNER & SPRUILL, L.L.P.
                  3600 GLENWOOD AVENUE
                  RALEIGH, NORTH CAROLINA 27612
                  ATTENTION: JOSEPH B. DEMPSTER, JR.

            IF INTENDED FOR BUYER:

                  POLO RALPH LAUREN CORPORATION
                  650 MADISON AVENUE
                  NEW YORK, NEW YORK 10022
                  ATTENTION: GENERAL COUNSEL

            WITH A COPY TO:

                  POLO RALPH LAUREN CORPORATION
                  4100 BEECHWOOD DRIVE
                  GREENSBORO, NORTH CAROLINA 27410
                  ATTENTION: JAMES CALO, VICE PRESIDENT OF OPERATIONS

            All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof two (2) business days after deposit in United States mails or one (1) business day after delivery to a recognized overnight carrier. Notices by the parties may be given on their behalf by their respective attorneys.

      19. FURTHER ASSURANCES. After Settlement, at Buyer's sole cost and expense, Seller shall execute, acknowledge and deliver, for no further consideration, all assignments, transfers, deeds and other documents as may be required to vest in Buyer all of Seller's right, title and interest in and to the Property.

      20. MISCELLANEOUS.

            (a) All of the representations and warranties contained in this Agreement, all covenants, agreements and indemnities made herein, and all obligations to be performed under the provisions hereof shall survive Settlement for a period of one (1) year.

            (b) This Agreement shall be void and of no force or effect if not executed by Seller and delivered to Buyer or Buyer's attorney within five (5) days after execution by Buyer and delivery to Seller.

            (c) The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

            (d) Formal tender of an executed deed and purchase money is hereby waived.

            (e) Buyer shall have the right to assign this Agreement, and upon written notice from Buyer, Seller agrees to convey the Property directly to Buyer's assignee provided that Buyer and/or assignee have fulfilled Buyer's obligations under this Agreement.

            (f) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

            (g) This Agreement, including the exhibits attached hereto, contains the whole agreement as to the Property between Seller and Buyer and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise of any kind whatsoever concerning this sale and purchase. This Agreement shall not be altered, amended, changed or modified except in writing executed by the parties hereto.

            (h) This Agreement shall be construed in accordance with the laws of the State of North Carolina.

            (i) Both parties to this Agreement having participated fully and equally in the negotiation and preparation hereof, this Agreement shall not be more strictly construed, or any ambiguities within this Agreement resolved, against either party hereto.

      21. EXECUTION. This Agreement may be executed in one or more counterpart originals, which taken together shall constitute but one and the same original instrument.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement to be duly executed, under seal, as of the day and year first written above.

                        SELLER: SUN LIFE ASSURANCE COMPANY OF CANADA

                                BY: /s/ George M. Collins
                                    -------------------------
                                    FOR PRESIDENT

                                BY: /s/ Thomas V. Padulla
                                    -------------------------
                                    FOR SECRETARY
WITNESS:

BY: /s/ Charles S. Andes
    ----------------------------
ITS:Property Investments Analyst
    ----------------------------

                        BUYER:  POLO RALPH LAUREN CORPORATION

                                BY:  /s/ Michael J. Newman (SEAL)
                                     ----------------------
                                ITS: Vice Chairman
                                     ----------------------
(CORPORATE SEAL)

ATTEST:

BY:  /s/ Victor Cohen
     -------------------
ITS: Secretary
     -------------------

Escrow Agent has caused this Agreement to be executed in its name solely for the purpose of acknowledging receipt of the Deposit.

CHICAGO TITLE INSURANCE COMPANY

BY:  /s/ Jeffrey I. Hrdlicka
     -----------------------
ITS: Authorized Signatory
     -----------------------

                                   EXHIBIT "A"

                                LEGAL DESCRIPTION

     BEING ALL of Lot 4, Section III of Piedmont Centre as per plat thereof recorded in Plat Book 96 at Page 134 in the Office of the Register of Deeds of Guilford County, North Carolina.

                                   EXHIBIT "B"

                                ESCROW AGREEMENT

WHEREAS, SUN LIFE ASSURANCE COMPANY OF CANADA ("Seller"), by Agreement of Sale and Purchase dated July ___, 1998 (the "Agreement"), has agreed to sell to POLO RALPH LAUREN CORPORATION ("Buyer") a certain parcel of ground located in Guilford County, North Carolina, for the consideration therein stated, and to which Agreement this Escrow Agreement is attached as an exhibit.

WHEREAS, such parties have requested Chicago Title Insurance Company ("Escrow Agent") to receive the deposit of One Hundred Thousand Dollars ($100,000.00) (the "Deposit") to be held in escrow by it and to be applied at Settlement in accordance with the Agreement.

In the event that the transaction contemplated by the Agreement shall not be consummated as provided in the Agreement, Escrow Agent shall release the Deposit only upon written request from either Seller or Buyer and after providing written notice to the other party as hereinafter provided. Upon receipt of a request for release of the Deposit by either party, Escrow Agent promptly shall provide written notice ("Release Notice") to the other party of the request for release of the Deposit. Buyer or Seller, as applicable, shall have ten (10) business days to object, by way of written notice to Escrow Agent, to the release of the Deposit to the other party. In the event that either party shall object to the release of the Deposit as herein provided, Escrow Agent shall hold the Deposit in an interest-bearing account until either: (i) Escrow Agent shall receive written instructions, executed by Seller and Buyer, regarding the disposition of the Deposit; or (ii) a final, non-appealable judgment shall be entered by a court of competent jurisdiction directing the disposition of the Deposit. In the event that either party shall fail to object as herein provided to release of the Deposit to the other party within ten (10) business days after receipt of a Release Notice, Escrow Agent shall release the Deposit to the party requesting release of the Deposit.

IT IS UNDERSTOOD and agreed that Escrow Agent is an escrow holder only, is merely responsible for the safekeeping of the Deposit, and shall not be required to determine questions of fact or law.

Any notice required to be given herein shall be addressed and deemed to be received as provided in the Agreement. All notices intended for Escrow Agent shall be addressed as follows:

                  Chicago Title Insurance Company
                  P.O. Box 35587
                  Greensboro, North Carolina 27425-5587
                  Attention: Mr. T. Alfred Gardner

In the event that costs or expenses are incurred by Escrow Agent because of litigation or otherwise, arising out of the holding of the Deposit, Escrow Agent shall be entitled to reimburse itself out of the Deposit for any reasonable costs and expenses. Escrow Agent assumes no liability for interest on the funds held.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

THIS ESCROW AGREEMENT constitutes the entire agreement among Escrow Agent, Seller and Buyer concerning the Deposit.

Dated:____________________         SUN LIFE ASSURANCE COMPANY OF CANADA, Seller

                                   BY: __________________________________
                                       FOR PRESIDENT
WITNESS:
                                   BY: __________________________________
BY: _________________________          FOR SECRETARY
ITS:_________________________

                                   POLO RALPH LAUREN CORPORATION, Buyer

                                   BY:  __________________________________(SEAL)
                                   ITS: _______________ PRESIDENT

(CORPORATE SEAL)

ATTEST:

BY: _________________________
ITS:_________________________


ACCEPTANCE and receipt of the
Deposit is hereby acknowledged:

CHICAGO  TITLE INSURANCE COMPANY

By:  _________________________________________________

                                   EXHIBIT "C"

                             FIRPTA ESCROW AGREEMENT

WHEREAS, SUN LIFE ASSURANCE COMPANY OF CANADA ("Seller"), by Agreement of Sale and Purchase dated July ___, 1998 (the "Agreement"), has agreed to sell to POLO RALPH LAUREN CORPORATION ("Buyer") a certain parcel of ground located in Guilford County, North Carolina, for the consideration therein stated, and to which Agreement this Firpta Escrow Agreement is attached as an exhibit.

WHEREAS, such parties have requested Chicago Title Insurance Company ("Escrow Agent") to receive the deposit of One Million Six Hundred Thousand Dollars ($1,600,000.00) (the "Deposit") to be held in escrow by it and to be applied at Settlement in accordance with the Agreement.

In the event that the transaction contemplated by the Agreement shall not be consummated as provided in the Agreement, Escrow Agent shall release the Deposit only upon written request from either Seller or Buyer and after providing written notice to the other party as hereinafter provided. Upon receipt of a request for release of the Deposit by either party, Escrow Agent promptly shall provide written notice ("Release Notice") to the other party of the request for release of the Deposit. Buyer or Seller, as applicable, shall have ten (10) business days to object, by way of written notice to Escrow Agent, to the release of the Deposit to the other party. In the event that either party shall object to the release of the Deposit as herein provided, Escrow Agent shall hold the Deposit in an interest-bearing account until either: (i) Escrow Agent shall receive written instructions, executed by Seller and Buyer, regarding the disposition of the Deposit; or (ii) a final, non-appealable judgment shall be entered by a court of competent jurisdiction directing the disposition of the Deposit. In the event that either party shall fail to object as herein provided to release of the Deposit to the other party within ten (10) business days after receipt of a Release Notice, Escrow Agent shall release the Deposit to the party requesting release of the Deposit.

IT IS UNDERSTOOD and agreed that Escrow Agent is an escrow holder only, is merely responsible for the safekeeping of the Deposit, and shall not be required to determine questions of fact or law.

Any notice required to be given herein shall be addressed and deemed to be received as provided in the Agreement. All notices intended for Escrow Agent shall be addressed as follows:

                  Chicago Title Insurance Company
                  P.O. Box 35587
                  Greensboro, North Carolina 27425-5587
                  Attention: Mr. T. Alfred Gardner

In the event that costs or expenses are incurred by Escrow Agent because of litigation or otherwise, arising out of the holding of the Deposit, Escrow Agent shall be entitled to reimburse itself out of the Deposit for any reasonable costs and expenses. Escrow Agent assumes no liability for interest on the funds held.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

THIS FIRPTA ESCROW AGREEMENT constitutes the entire agreement among Escrow Agent, Seller and Buyer concerning the Deposit.

Dated:____________________         SUN LIFE ASSURANCE COMPANY OF CANADA, Seller

                                   BY: ___________________________________
                                       FOR PRESIDENT
WITNESS:
                                   BY: ___________________________________
BY: _________________________          FOR SECRETARY
ITS:_________________________

                                   POLO RALPH LAUREN CORPORATION, Buyer

                                   BY:  __________________________________(SEAL)
                                   ITS: _______________ PRESIDENT

(CORPORATE SEAL)

ATTEST:

BY: _________________________
ITS:_________________________

ACCEPTANCE and receipt of the
Deposit is hereby acknowledged:

CHICAGO  TITLE INSURANCE COMPANY

By: